Form of
                   Amendment to Investment Advisory Agreement


      This is an amendment to the Investment Advisory Agreement made and entered into between INVESCO International Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 29th day of October, 1999 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to the management of the assets of the Company allocable to the INVESCO Latin American Growth Fund, and IFG is willing and able to perform such services on the terms and conditions as set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Latin American Growth Fund, to the same extent as if the INVESCO Latin American Growth Fund was to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO Latin American Growth Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.75% on the first $500 million of the Fund's average net assets; 0.65% on the next $500 million of the Fund's average net assets; 0.55% of the Fund's average net assets from $1 billion; 0.45% of the Fund's average net assets from $2 billion; 0.40% of the Fund's average net assets from $4 billion; 0.375% of the Fund's average net assets from $6 billion; and 0.35% of the Fund's average net assets from $8 billion.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of October, 1999.

                                    INVESCO INTERNATIONAL FUNDS, INC.

                                    By:
                                         ---------------------------------------
ATTEST:                                  Mark H. Williamson, President


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Glen A. Payne, Secretary
                                    INVESCO FUNDS GROUP, INC.


                                    By:
                                         ---------------------------------------
ATTEST:                                  Ronald L. Grooms, Senior Vice President


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Glen A. Payne, Secretary